Exhibit 5.2

Brisbane | Melbourne | Perth | Sydney

16 November 2012	Our reference
NZM.AXG.10055340

The Directors

Genetic Technologies Limited

PO Box 115

FITZROY  VIC  3065

Dear Directors

Form F-3 Registration Statement

We have acted as Australian legal counsel for Genetic Technologies Limited ACN 009 212 328, a company organised under the laws of the Commonwealth of Australia (“Company”), in connection with its filing of a supplement to a prospectus (“Prospectus Supplement”) contained in the registration statement on Form F-3 (“Registration Statement”) filed under the Securities Act of 1933 (USA), as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”).

The Prospectus Supplement relates to the issuance and sale from time to time by the Company through Cowen and Company, LLC acting as agent (the “Sales Agent”), of up to 70,500,000 ordinary shares, no par value per share, represented by American Depository Shares (“Placement Shares”) of the Company pursuant to the Sales Agreement dated as of 16 November 2012, by and between the Company and the Sales Agent (“Sales Agreement”). Each American Depositary Share represents thirty Ordinary Shares. The transactions contemplated by the Sales Agreement are referred to in this opinion letter as the “Offering”

The Registration Statement, including the Prospectus and the Prospectus Supplement is hereinafter referred to as the “Documents”.

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

(i)                                     information from officers or representatives of the Company; and

(ii)                                  an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records dated 2 November 2012.

We have relied conclusively on a copy of the Company’s Constitution as provided to us by the Company.

GPO Box 4388 Melbourne VIC 3001 DX 405 Melbourne www.middletons.com	Level 25 South Tower 525 Collins Street Melbourne VIC 3000 Australia telephone: +61 3 9205 2000 facsimile: +61 3 9205 2055	Partner Andrew Gaffney telephone: +61 3 9640 4329 andrew.gaffney@middletons.com	Contact Neil Miller telephone: +61 3 9205 2094 neil.miller@middletons.com

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)                                                      the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)                                                      that each party to each Document (no such assumption is being made as to the Company) has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)                                                       all matters of internal management required by the constitution of each of the parties to the relevant Documents (no such assumption is being made as to the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)                                                      that any Documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(e)                                                       the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Placement Shares;

(f)                                                        there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares;

(g)                                                       all information provided to us by or on behalf of officers of the Company was true and correct when provided and remains so at the date of this letter;

(h)                                                      the Company will at all times duly comply with all its obligations under the Corporations Act 2001, the ASX Listing Rules and otherwise required by law, including the lodgement of an Appendix 3B and a cleansing notice under 708A(5), (6) and (7) of the Corporations Act upon each issue of securities under the Documents;

(i)                                                          the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Placement Shares are issued or sold; and

(j)                                                     all public records which we have examined are accurate and that the information disclosed by the searches conducted by us is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Limitations and Qualifications

This opinion, which is governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to laws of the Commonwealth of Australia that is in effect on the date of this opinion.  We have not investigated the laws of any jurisdiction other than Australia.  We express no opinion as to tax law or international law.  We have assumed that any applicable law (other than the laws of the Commonwealth of Australia) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of the Commonwealth of Australia to the extent necessary to render the opinions set out below.  We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction.

Our opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re-organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.

We have not made any investigations or searches other than the searches referred to in Assumption (ii) above.  The ASIC records searched by us may not be complete or up to date as some documents may not be filed at the relevant offices immediately, some documents may no longer be on file and some might be replaced or might otherwise not appear on file.

Our liability for the opinion provided in this letter is limited in accordance with our terms of engagement with the Company.  This opinion is provided for the sole benefit of the Company and we do not undertake or assume any liability to any third parties in respect of the subject matter of this opinion.

Opinion

Upon the basis of our examination, we are of the opinion that the Placement Shares have been duly authorized and, when issued  in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Prospectus Supplement and Form 6-K relating to it.

Yours faithfully

/s/ Andrew Gaffney

Andrew Gaffney

Partner